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                                                May 3, 2005

Dear Shareholder:

     We are aware that there has been a concerted effort by a group of persons to disparage current and past management and the performance of our company. You may have received some correspondence from a law firm representing a group of former affiliates and Montauk Financial shareholders, whose interests seem to be to discredit our performance, attack our management and seize control of the firm. In waging their smear campaign, we want to bring to your attention that the group has distorted information, misrepresented facts and reached false conclusions that have left us with no choice but to respond to these allegations.

     The management of Montauk Financial fully understands the difficulties and challenges of today's business environment. Toward the end of 2003 and the beginning of 2004, the management of Montauk Financial implemented a plan to, not only rid itself of the regulatory problems of the past, but to return itself to profitability and maximize shareholder value. Since that time we have made a great deal of progress. On behalf of the management of First Montauk Financial Corp., we are pleased to provide you with a summary of our financial performance and to inform you of the changes made that we believe position our firm very well for the future.


2004 - 2005 FINANCIAL AND OPERATING PERFORMANCE

This past year marked a significant change in the overall strategy of Montauk Financial. Together with Herbert and William Kurinsky, Chairman and former CEO, respectively, the senior management and board of directors set some very aggressive goals for the firm. As stated earlier, the primary goal of the firm was to return Montauk Financial to profitability and improve shareholder value. The second was to improve our regulatory and risk profile and build a strong foundation upon which to grow. Below is a summary of the changes made since the beginning of 2004.

New Leadership, New Direction

On December 15, 2003, we appointed Victor K. Kurylak as President and Chief Operating Officer of First Montauk. Mr. Kurylak, a Princeton graduate, has served as a consultant for Arthur Andersen, as Chief Operating Officer for Nat West Government Securities and as Chief Information Officer for Rockefeller Financial Services. In February 2005, Mr. Kurylak was named Chief Executive Officer of Montauk Financial, succeeding William J. Kurinsky, who retired as CEO of the company.

Reducing Risk and Expenses

Staff changes and enhancements to our management processes and controls have led to a better understanding and control of our business risks and a corresponding reduction in expenses. The most significant reduction in expenses for 2004 was in our professional fees and litigation related costs. New leadership and direction in our business development area has begun to show encouraging results in the quality and caliber of financial professionals seeking to join our organization and integrate their established businesses with ours. We believe these efforts will lead to improved and sustained shareholder value as we continue to make progress.

Strategic Combinations and Acquisitions

In February 2005, we announced we had signed a definitive merger agreement between Olympic Cascade/National Securities and First Montauk. Our Board believes that the combination of our two firms will provide us with the critical mass necessary to thrive in the volatile securities markets. Combined, we will have over 750 registered representatives in over 30 states, making us one of the 25 largest independent contractor based brokerage firms in the United States.


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March 2005 marked another significant development for Montauk Financial with the purchase of FISERV, our clearing firm, by Fidelity Investments through their clearing subsidiary, National Financial. A clearing firm, you may recall, is an essential business partner of a securities firm such as ours and all other securities firms and provides numerous services to clients of the securities firm. National Financial is well recognized as one of the premier clearing service providers in the industry. Their dedication to quality service, investment in technical innovation and enormous asset base will strengthen our ability to serve our clients and provide a strategic relationship that we believe will assist Montauk Financial in strengthening our position in the marketplace and have a positive effect on our financial performance and growth plans.

Eliminating Significant Liabilities

We successfully negotiated the elimination of approximately $4.9 million of outstanding liabilities to our previous clearing firm, strengthening our balance sheet and increasing our stockholders' equity. As a result, we have no outstanding financial liabilities to our clearing firm other than those incurred in the ordinary course. We do not believe that our new clearing firm would have agreed to this significant transaction if it did not believe in our business or current management.

A Return to Profitability

Last month we issued our 2004 financial results and announced a profit for the first time since 1999. Net income applicable to common shareholders was $640,000 or $.07 per basic share, or $.04 per diluted share. We made significant progress over the course of 2004--improving our operating performance, containing costs, improving our business risk profile and strengthening our balance sheet. In addition, many of our shareholders have seen a significant increase in the value of our stock over the course of the year.

MISREPRESENTATION OF FACTS BY THE DISSIDENT GROUP

As previously mentioned, some of our shareholders recently received a letter from a law firm representing two former registered representatives of Montauk Financial who are seeking to discredit the management and Board of Directors and seize control of the firm. For the record, we would like to provide you with our response to these often false and misleading accusations.

o Consider the Source! - The information provided in the letter originated from two former registered representatives of First Montauk, Shlomo Eplboim and Michael Poutre, who were asked to leave our firm, and subsequently were permitted to resign from their next firm for their failure to follow internal corporate procedures. The law firm which sent the letter, Levin & Weiser, represents Mr. Eplboim and Mr. Poutre and BMAC.

o Potential SEC Violations - We believe that BMAC Corp., some of whose principals are clients of Eplboim Poutre, did not properly disclose the members of its group and are in violation of federal securities laws. We have notified the Securities and Exchanges Commission of these failures.

o Use of Corporate Funds and Executive Compensation - Contrary to the assertions in their letter, the use of proceeds from the offerings were properly used for corporate purposes and were not misused or taken out of the company. Because of positive operating results during the last year, the proceeds still remain in the company. The increase in total executive compensation was primarily due to the appointment of Victor K. Kurylak as President and COO.

o No Connection Between offering proceeds and Executive Bonuses - The dissident group claims that the proceeds from our offering were used to pay senior members of the firm. This allegation is an outright lie. Bonuses were granted by the Board's Compensation Committee to Herbert Kurinsky and William J. Kurinsky primarily to repay long-standing officer loans to the Company. It provided little cash benefit to either individual, and a small outlay of cash by the company. No debt was forgiven and all outstanding loans were repaid.


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o    Preferred  Stock  Dividends  - Contrary  to  misleading  assertions  in the letter, the Company was not legally able to pay any dividends to shareholders while the Company's liabilities exceeded its assets. Now that the balance sheet reflects positive shareholder equity, the company intends to declare and pay all outstanding Series A preferred dividends, including those that were missed due to the legal prohibition.

o The Board of Directors - The group asserts that decisions in regards to compensation matters are made by insiders of the firm who are looking to over compensate management. In fact, two "independent" directors, Mr. Ward Jones and Mr. Barry Shapiro, serve on our board and are the in charge of our compensation committee. All compensation provided to our senior executives is approved by the independent directors of the company.

     If you wish to have more detailed information concerning the misstatements in the Levin & Weiser letter, please read the enclosed response. To obtain more current information about the company in general, we recommend that you review our publicly filed reports, which can be found on our web site, www.montaukfinancial.com., or the web site of the SEC at www.sec.gov. You may also call us at any time at 800-876-3672 if you have any questions and concerns.

     We appreciate your continued support.

                                       On behalf of your Board of Directors,

                                        /s/ Herbert Kurinsky

                                       Herbert Kurinsky
                                       Chairman



                           FORWARD LOOKING STATEMENTS

We are not soliciting your proxy and are not asking you to vote on any matters. This letter is intended only to provide you with current information about the Company and to respond to the misinformation you may have received.
























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